Exhibit 99.1

On July 22, 2005, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $547 million, today announced second quarter 2005 operating results and that the Board of Directors declared a dividend of $0.12 per share to shareholders of record on August 31, 2005, payable on September 15, 2005.

For the quarter ended June 30, 2005, United Bancshares, Inc. reported net income $1,133,000, or $0.31 basic earnings per share.  This compares to second quarter 2004 net income of $763,000, or $0.21 basic earnings per share.  Compared with the same period in 2004, second quarter 2005 net income increased $370,000 or 48.5%.  The net income increase was the result of increases of $728,000 in net interest income and $86,000 in non-interest income offset by increases in non-interest expenses of $153,000, provision for loan losses of $25,000 and the provision for income taxes of $266,000.

Net income for the six months ended June 30, 2005, totaled $2,216,000, or $0.60 basic earnings per share compared to net income of $1,608,000, or $0.44 basic earnings per share for the same period in 2004.  The increase in net income for the six-month period was largely the result of an increase of $1,520,000 in net interest income.  This increase was offset by increases in non-interest expenses of $243,000, provision for loan losses of $100,000 and the provision for income taxes of $448,000, and a decrease of $121,000 in non-interest income.

Net interest income was $4,584,000 in the second quarter of 2005 compared to $3,856,000 for the same period of 2004, a $728,000 increase.  Net interest income was $9,029,000 for the first half of 2005 compared to $7,509,000 for the same period of 2004.  For the three and six month periods ended June 30, 2005, the net interest margin (annualized on a tax equivalent basis) was 3.62% and 3.59%, respectively, compared with 3.54% and 3.49% for the same periods of 2004.

For the quarter ended June 30, 2005, non-interest expenses totaled $3,633,000 compared to $3,480,000 for the comparable period of 2004, an increase of $153,000 (4.0%).  For the six-month period ended June 30, 2005, non-interest expenses totaled $7,155,000 compared to $6,912,000 for the comparable period of 2004, an increase of $243,000 (3.5%).  Management believes that the increase in non-interest expenses for the three and six month periods ending June 30, 2005 compared to the same period in 2004, is very acceptable considering increases in costs of conducting business and the costs associated with various additional regulatory compliance, including compliance efforts regarding Section 404 of the Sarbanes-Oxley Act of 2002, for which the Corporation has incurred approximately $100,000 in direct costs thus far in 2005.

For the quarter ended June 30, 2005, the Corporation’s efficiency ratio was 66.09% compared to 75.50% for the same period of 2004.  For the six-month period ended June 30, 2005, the Corporation’s efficiency ratio was 66.10% compared to 73.71% for the same period of 2004.

Return on average assets was 0.82% for the second quarter of 2005, compared to 0.61% for the comparable quarter of 2004.  Return on average assets for the six months ended June 30, 2005 was 0.80% compared to 0.65% for the same period in 2004.  Return on average equity for the second quarter of 2005 was 10.20% compared to 7.20% for the same period of 2004.  Return on average equity for the six months ended June 30, 2005 was 10.04% compared to 7.50% for the same period in 2004.

Loans at June 30, 2005, net of the allowance for loan losses, increased $6.9 million (2.3%) from December 31, 2004.  Securities available-for-sale decreased $24.4 million (11.4%) during this six-month period.  Deposits during this same period decreased $5.3 million (1.4%).  Long-term debt decreased $7.2 million (5.5%) during the six-month period.

Shareholders’ equity increased from $44.2 million at December 31, 2004 to $45.4 million at June 30, 2005.  This increase was primarily the result of net income ($2.2 million) and the exercise of stock options ($224,000), offset by a decrease in net unrealized gain on securities, net of tax ($516,000) and the payment of dividends ($890,000).

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K.